Exhibit 23

To the Board of Directors

Northeast Bancorp

Lewiston, Maine

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-172974, 333-171466 and 333-135452) of Northeast Bancorp of our report dated March 12, 2012, related to our audit of the consolidated financial statements of Northeast Bancorp and Subsidiary included in this Annual Report on Form 10-K/A for the period from December 29, 2010 through June 30, 2011, relating to Northeast Bancorp after the merger with FHB Formation LLC, and the period from July 1, 2010 through December 28, 2010, relating to Northeast Bancorp before the merger with FHB Formation LLC.

/s/ SHATSWELL, MacLEOD & Company, P.C.

SHATSWELL, MacLEOD & Company, P.C.

West Peabody, Massachusetts

March 19, 2012